Exhibit 10.10
Executive mid-year Grants
NEWFIELD EXPLORATION COMPANY
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                      1,       (the “Date of Grant”) and is by and between Newfield Exploration Company (the “Company”) and                                          (“Employee”).
     1. GRANT.
     (a) Restricted Shares. Pursuant to the Newfield Exploration Company       Omnibus Stock Plan (as amended, the “Plan”),                      shares of the Company’s common stock, par value $.01, will be issued in Employee’s name subject to the Forfeiture Restrictions described in Section 2(a) below (the “Restricted Shares”).
     (b) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that the issuance of the Restricted Shares pursuant to this Agreement shall be subject to all of the terms and provisions of the Plan (including any future amendments thereof), which terms and provisions are incorporated herein for all purposes. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.
     2. RESTRICTIONS. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
     (a) Forfeiture Restrictions. Except as otherwise provided in Paragraphs V and IX of the Plan, (i) the Restricted Shares shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of to the extent then subject to Forfeiture Restrictions and (ii) if, prior to the five year anniversary of the Date of Grant, Employee’s employment with the Company and its subsidiaries is terminated for any reason (including as described in the last sentence of Paragraph XI(b) of the Plan) other than the death or permanent and total disability (within the meaning of section 22(e)(3) of the Code) (“Disability”) of Employee, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender shares to the Company as provided in this Section 2(a) are herein referred to as “Forfeiture Restrictions.” Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.
     (b) Lapse of Forfeiture Restrictions—Death or Disability. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Securities shall lapse upon the death or Disability of Employee.
     (c) Lapse of Forfeiture Restrictions—Continuous Employment. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Securities shall lapse on the indicated anniversary of the Date of Grant in accordance with the following schedule:

Percentage of Restricted
Shares Subject to Forfeiture
Restrictions as to which
Date	Forfeiture Restrictions Lapse

Three Year Anniversary of the Date of Grant	100%
     (d) Certificates. A certificate evidencing the Restricted Shares will be issued by the Company in Employee’s name, pursuant to which Employee shall have voting rights and receive dividends. The certificate may bear a legend reciting or incorporating Forfeiture Restrictions and any other legends the Company believes are appropriate, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company (or such other person as may be designated by the Committee) as a depositary for safekeeping until Forfeiture Restrictions lapse or forfeiture occurs pursuant to the terms of the Plan and this Agreement. At the Company’s request, Employee shall execute and deliver a stock power, in blank, with respect to the Restricted Shares, and the Company may exercise such stock power in the event of forfeiture. Upon the lapse of Forfeiture Restrictions without forfeiture, the Company will cause a new certificate or certificates to be issued without legend in the name of Employee.
     3. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.
     4. TAX ELECTION; TAX WITHHOLDING. If Employee makes the election authorized by section 83(b) of the Internal Revenue Code of 1986, as amended, Employee shall deliver to the Company (a) a copy of the statement filed by Employee to make such election and (b) the amount of cash required for the Company to meet its withholding obligations under applicable laws as a result of such election. If Employee does not deliver such amount of cash to the Company, the Company is authorized to withhold any shortfall from any remuneration otherwise payable to Employee. Upon the lapse of Forfeiture Restrictions with respect to Restricted Shares, the Company shall meet its withholding obligations, if any, under applicable laws as a result of such lapse by Employee surrendering to the Company that number of such Restricted Shares necessary to satisfy such obligation (with such shares being valued at their Fair Market Value).
     5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY

By:

David A. Trice
Chief Executive Officer

[Employee]

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